Matthew T. Browne

(858) 550-6045

mbrowne@cooley.com

Exhibit 5.1

August 18, 2009

TorreyPines Therapeutics, Inc.

P.O. Box 231386

Encinitas, CA 92023-1386

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TorreyPines Therapeutics, Inc., a Delaware corporation (“TPT”) of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering the offering of up to 303,982,102 shares (the “Shares”) of the TPT’s common stock, $0.001 par value per share (the “Common Stock”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of July 27, 2009 (the “Merger Agreement”), by and among TPT, ECP Acquisition, Inc., a wholly-owned subsidiary of TPT, and Raptor Pharmaceuticals Corp., a Delaware corporation (“Raptor”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the joint proxy statement/prospectus included therein (the “Prospectus”), TPT’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act; (ii) the stockholders of Raptor will have adopted the Merger Agreement; (iii) the stockholders of TPT will have approved the issuance of the Shares; (iv) the Reverse Stock Split (as defined in the Merger Agreement) will have been authorized, approved and effected in accordance with the requirements of the Delaware General Corporation Law and other applicable laws and at a ratio and otherwise in a manner that provides for the total authorized and unissued shares of Common Stock as of the Effective Time (as defined in the Merger Agreement) to equal or exceed the aggregate of (A) the total shares of Common Stock outstanding (after giving effect to the Reverse Stock Split) plus (B) the total number of Shares issuable pursuant to the Merger Agreement (after giving effect to the Reverse Stock Split); and (v) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and the Merger Agreement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ MATTHEW T. BROWNE
Matthew T. Browne

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM